Exhibit 99.1

News Release	CONTACT:
FOR IMMEDIATE RELEASE	B. Grant Yarber President and Chief Executive Officer Capital Bank Corporation Phone: (919) 645-3494 Email: gyarber@capitalbank-nc.com

Capital Bank Corporation Completes Merger

With 1st State Bancorp, Inc.

RALEIGH, N.C. – January 3, 2006 – Capital Bank Corporation (Nasdaq: CBKN), headquartered in Raleigh, N.C. and the parent company of Capital Bank, today announced that it has completed the acquisition of 1st State Bancorp, Inc. (Nasdaq: FSBC) headquartered in Burlington, N.C. and the parent company of 1st State Bank. Additionally, A. Christine Baker, who served as Chief Financial Officer of 1st State Bancorp, has been named Executive Vice President and Chief Financial Officer for Capital Bank Corporation. Fairfax C. Reynolds, Executive Vice President of 1st State Bank since 1989, has been named Executive Vice President and Regional President of Capital Bank. Four Burlington businessmen, James A. Barnwell, Jr., Ernest A. Koury, Jr., James G. McClure, Jr. and Richard H. Shirley will join Capital Bank’s Board of Directors in January 2006.

The aggregate purchase price for 1st State Bancorp was approximately $115 million, and the consideration paid was a combination of cash and Capital Bank Corporation common stock, as more fully described in Capital Bank Corporation’s June 29, 2005 announcement. As a result of this acquisition, Capital Bank will have approximately 22 percent of the deposits in Alamance County, North Carolina. The combined company, which will operate as Capital Bank Corporation, will have approximately $1.3 billion in assets and $1.0 billion in deposits. 1st State Bank will operate as a separate subsidiary of Capital Bank Corporation until its locations, accounts and ATMs are merged into Capital Bank on January 17, 2006.

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P. O. Box 18949 • Raleigh, NC 27619-8949 • Phone (919) 645-6400 • Fax (919) 645-6353 • www.capitalbank-nc.com

“We are very pleased to welcome 1st State Bank clients and associates to the Capital Bank team,” said B. Grant Yarber, President and CEO. “We believe this combination enhances our ongoing commitment to serving the Triad. We are excited about the opportunity to build upon these strong customer relationships as we continue to provide the same exceptional, personalized service for which 1st State Bank and Capital Bank are known.”

Capital Bank Corporation, headquartered in Raleigh, N.C., with more than $1.3 billion in total assets, offers a broad range of financial services. Capital Bank operates 25 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (4), Sanford (3), Siler City, and Wake Forest. The company’s website is http://www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of Capital Bank Corporation to realize expected synergies from this acquisition, the ability of Capital Bank Corporation to successfully integrate the operations of First State Bancorp, Inc., the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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